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                                                                    EXHIBIT 10.1



                              AMENDED AND RESTATED

                           SOFTWARE LICENSE AGREEMENT

         This Amended and Restated Software License Agreement ("Agreement") is effective as of September 29, 1999 by and between Dicom Imaging Systems, Inc., a Nevada corporation ("Dicom") and Douglas Campbell ("Licensee").

         WHEREAS, Dicom and Licensee previously entered into that certain Software License Agreement ("Previous Agreement") of even date herewith; and

         WHEREAS, Dicom and Licensee desire to amend and restate the Previous Agreement in the form of this Agreement; and

         WHEREAS, Due to covenants Dicom has made to certain holders of its common shares, no new equity issuance may be made by Dicom at the present time;

         WHEREAS, Licensee desires to have a strategic alliance with Dicom which both parties anticipate will lead to a future equity investment by Licensee into Dicom and Licensee's entering into this Agreement is explicitly conditioned upon Dicom's meeting certain corporate milestones necessary to facilitate this strategic alliance and equity investement;

         WHEREAS, Licensee understands that Dicom has presented Licensee with an opportunity to purchase a License to certain Dicom software which Licensee desires to purchase;

         NOW THEREFORE, in consideration of the mutual covenants the sufficiency of which is hereby acknowledged, the parties agrees as follows:

         1. LICENSE. In consideration for the Payment Amount, as noted below, Licensee is hereby granted an exclusive license ("License") to the Dicom software product known as Image Explorer ("Licensed Software"). Dicom agrees that it may not sell or sublicense the Image Explorer, except under the terms of this License. Licensee acknowledges that it takes this License subject to the conditions and exclusions of the License Agreement between Dicom and Torchmark Holdings, Ltd. and that Licensee has been provided a copy of the same.

         2. PAYMENT AMOUNT. In consideration for the License, Licensee agrees to pay Dicom $600,000 (the "Payment Amount") in accordance with this Section 2. $100,000 of the Payment Amount shall be paid by Licensee immediately upon execution of this Agreement ("Initial Payment"). The remaining Payment Amounts shall be due in equal installments on the 30th of November, 1999; the 31st of January, 2000 and the 31st of March, 2000 ; the 31st of May; and the 31st of July ("Subsequent Payments"). Licensee's obligation to make Subsequent Payments is subject to Section 4 of this Agreement.

         3. ROYALTY PAYMENTS.

         a. EXCLUSIVITY OF RESALE. Dicom and the Licensee acknowledge that the Licensee is not in the business of dental software and the only practical method for Licensee to sell the Licensed Software is via Dicom and its value added resellers or via a third party distributor or value added reseller. Although Licensee would be free to sell the Licensed Software through a third party or other value added resellers not affiliated with Dicom, in consideration for the Royalty Payment, as defined below, Licensee agrees not to do so.

         b. BEST EFFORTS TO SELL LICENSED SOFTWARE. Dicom agrees, covenants and warrants use its best efforts to cause the Licensed Software to be sold to retail or wholesale purchasers.

         c. ROYALTY PAYMENT. Dicom agrees to pay fifty percent of the gross revenue received and collected, less returns, from the sale of the Licensed Software to Licensee as a Royalty Payment. Such a Royalty Payment shall continue until extinguished in accordance with Section 4 of this Agreement.

         d. PAYMENT SCHEDULE. Dicom shall make the Royalty Payment to Licensee within fifteen days of the end of each calendar month in which a sale of the Licensed Software is made by Dicom ("Due Date").






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                  Dicom agrees that any payments not tendered by the Due Date shall be subject to a Late Payment Charge of 1.5% per month until paid in full.

         e. RIGHT OF INSPECTION. Dicom agrees to allow the Licensee to inspect the books and records of Dicom from time-to-time and upon at least thirty-six hours of advance notice in order to insure compliance with this Section 3.

         4. CORPORATE RELATIONSHIP AND MILESTONES. The Parties understand that their mutual obligations hereunder are conditioned upon the fulfillment of certain agreed upon milestones which are elaborated in this Section 4. Furthermore, the Parties are contemplating a future strategic alliance whereby Licensee would make an equity investment in Dicom. Licensee's obligations hereunder and this future relationship are conditioned upon Dicom's meeting certain corporate milestones at outlined in this Section 4.

         a. PUBLIC COMPANY STATUS. Dicom has represented to Licensee and Licensee has specifically relied upon Dicom's representation that Dicom is a fully reporting public entity, filing timely periodic reports under the Securities and Exchange Act of 1934. Dicom also represents that its common shares will be trading on the National Association of Securities Dealers' ("NASD") Over the Counter Bulletin Board Exchange within sixty days from the effective date of this Agreement. In the event that Dicom should be approved for such trading by the NASD ("Approval"), the payment due on November 30, 1999 under
                  Section 2 of this Agreement shall be immediately due and payable. If the NASD has not approved Dicom's application for trading by November 30, 1999, Licensee may elect to withhold Subsequent Payments under this Agreement until such time as Approval has been granted. If Approval has not been granted by January 31, 2000, Licensee may elect to terminate this Agreement pursuant to section 5 hereof.

         b. CORPORATE MILESTONES. Dicom has represented to Licensee that there will be total sales of at least $400,000 of the Licensed Software by January 31, 2000, total sales of at least $600,000 by March 31, 1999, total sales of at least $800,000 by May 31, 1999 and total sales of $1,000,000 by June 30, 1999 ("Sales Milestones"). If any of the Sales Milestones are not met, Licensee may immediately terminate this Agreement pursuant to section 5 below.

         5. TERMINATION. The term of this Agreement is three years. At the end of three years, any Royalty Payments due Licensee shall cease and Licensee's rights hereunder, including the License, shall be extinguished. This Agreement may be terminated by either party pursuant to a specific provision of this
Section 5 as described below.

         a. TERMINATION BY DICOM. Dicom may terminate this Agreement at any time by refunding the Initial Payment, the Subsequent Payments (to the extent that these have been tendered) and an early Termination Fee of $50,000. Any payments due by Dicom under this Section shall be offset by the amount of any Royalty Payments actually made by Dicom to Licensee.

         b. TERMINATION BY LICENSEE. Licensee may terminate this agreement as indicated in section 4 of this Agreement. If Licensee elects to terminate this Agreement, he is entitled to receive the return of the Initial Payment and any Subsequent Payments made, less any Royalty Payments actually made by Dicom to Licensee. The Licensee's rights hereunder, and the Royalty Obligations of Dicom, are not extinguished until the refund amount is paid in full. Dicom agrees that the sums due under this Section 5(b) are to be paid within 30 days of termination under this Section 5(b).

         6. LEGAL OBLIGATION. Licensee understands that this Agreement is a legal obligation of Licensee enforceable in accordance with its terms. Furthermore, Licensee specifically understands and agrees that he will be obligated to make the full amount of the Initial Payment and Subsequent Payments provided that Dicom satisfies the conditions in Section 4 of this Agreement.

         7. MISCELLANEOUS PROVISIONS. This Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. This Agreement represents the entire agreement and understanding between the Parties concerning the subject matter hereof, including any transactions ever entered into or contemplated between the Parties and supersedes and replaces any and all prior agreements and understandings concerning the same. This Agreement may only be amended in writing signed by the Parties. This Agreement shall be governed by the laws of the State of Nevada. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.








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         IN WITNESS WHEREOF, the undersigned respective parties have caused this
Agreement to be executed in their names effective as of the day and year first above written.

On behalf of Dicom Imaging Systems, Inc.

                                        Dicom Imaging Systems, Inc.
                                        a Nevada corporation

                                        By:
                                            -----------------------------------

                                        Title:
                                              ---------------------------------




Licensee:


-----------------------------------
Douglas Campbell